CONSULTING AGREEMENT

THIS AGREEMENT ("Agreement"), effective on the date last executed by a party hereto (the "Effective Date") is between Kenton Chickering III (here after referred to as "CONSULTANT"), having a residence at 10302 Lynbrook Hollow Street, Houston, Texas 77042 and Hemiwedge Valve Corporation ("HVC"), having an office at 12060 FM 3083, Conroe, Texas, 77301.

CONSULTANT has expertise relating to mechanical devices, specifically valves and associated devices. HVC desires to secure the services of CONSULTANT in a consulting capacity through the Consulting Term (as defined below).

In consideration of covenants in this Agreement, the parties agree as follows:

1. Confidential and Proprietary Information

It will be necessary for HVC to disclose to CONSULTANT confidential and proprietary information relating to HVC's proposed developments of valves and associated devices. Accordingly, HVC and CONSULTANT agree as follows:

CONSULTANT agrees not to disclose HVC's confidential information received hereunder related to applications of valves and associated devices to any third party and not to use the same, except for the purpose noted above, for a period of two (2) years from the date of disclosure, after which period CONSULTANT's obligations of non-use shall cease. CONSULTANT agrees to treat confidential information received hereunder in the same manner as CONSULTANT treats his own proprietary and confidential information.

CONSULTANT's obligation to hold the confidential information disclosed to CONSULTANT by HVC in confidence will not apply to information that CONSULTANT can show was in the public knowledge or literature at the time of disclosure by HVC hereunder, or that CONSULTANT can show was already in CONSULTANT's possession at the time of disclosure by HVC hereunder without obligation of confidentiality, or subsequently to its disclosure hereunder and without fault of CONSULTANT becomes part of the public knowledge.

2. Consulting Term

The Consulting Term begins on the Effective Date and ends three (3) months thereafter ("the Termination Date"). The Consulting Term shall earlier terminate upon CONSULTANT's or HVC's material failure to comply with the provisions of this Agreement, or after thirty days notice of termination by CONSULTANT or HVC.

3. Compensation

CONSULTANT shall be compensated for effective work conducted in support of HVC on a daily rate of $1,600.00 per day. Both parties agree the compensation will be paid in Shumate Industries' common stock, which price will be calculated at the closing price at the end of each month where payment is due. The CONSULTANT'S schedule of how many days to work will be determined by mutual agreement.

4. Disclosure and Assignment of Inventions and Copyrights

CONSULTANT shall disclose promptly to HVC all inventions, discoveries and improvements conceived or made by CONSULTANT and resulting from CONSULTANT'S services hereunder or from information made available to or acquired by CONSULTANT as a result of discussions with HVC, either hereunder or prior to the Effective Date, and relating to valves or associated devices. CONSULTANT will assign to HVC, or to its nominee, each such invention, discovery and improvement, and each shall become the exclusive property of HVC, all without payment of further consideration than is herein specified. CONSULTANT will execute papers or will use its employees or agents to execute papers and render other reasonable assistance requested by HVC in connection with the assignment, prosecution, or enforcement of any patents or patent applications, either U.S. or foreign, covering each such invention, discovery and improvement.

CONSULTANT further acknowledges that any and all works of authorship developed, conceived, or created during the term of this Agreement are "works for hire" as that term is defined under U.S. copyright law.

5. Miscellaneous

CONSULTANT will not disclose to HVC nor induce HVC to use any secret process, trade secret or other confidential knowledge or information belonging to others.

CONSULTANT shall render his service hereunder as an independent contractor. Neither this Agreement nor any right or interest hereunder shall be assignable by either party without the other party's prior written consent.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

This Agreement shall be interpreted and governed by the laws of the State of Texas, excluding conflicts of law provisions. All court proceedings related to this Agreement shall be brought in Montgomery County, Texas or the Southern District of Texas.

This Agreement contains the entire understanding between the parties hereto relating to the services of CONSULTANT or the subject matter hereof. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced in any such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein, and a new, enforceable provision shall be substituted which accomplishes the intent of the severed provision as nearly as practicable.

Termination of this Agreement shall not terminate any obligations then existing under this Agreement.

CONSULTANT	HEMIWEDGE VALVE CORPORATION

Kenton "Ken" Chickering	Larry Shttfmate, President
Date: Sept 12, 2006	Date: 9/12/06